UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2022

AMERICAN HOMES 4 RENT
AMERICAN HOMES 4 RENT, L.P.
(Exact name of registrant as specified in its charter)

American Homes 4 Rent American Homes 4 Rent, L.P.	Maryland Delaware	001-36013 333-221878-02	46-1229660 80-0860173
	(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
23975 Park Sorrento, Suite 300
Calabasas, California 91302
(Address of Principal Executive Offices) (Zip Code)
(805) 413-5300
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of each exchange on which registered
Class A common shares of beneficial interest, $.01 par value	AMH	New York Stock Exchange
5.875% Series F perpetual preferred shares of beneficial interest, $.01 par value	AMH-F	New York Stock Exchange
5.875% Series G perpetual preferred shares of beneficial interest, $.01 par value	AMH-G	New York Stock Exchange
6.250% Series H perpetual preferred shares of beneficial interest, $.01 par value	AMH-H	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.
On March 31, 2022, American Homes 4 Rent, L.P. (the “Operating Partnership”), the operating partnership of American Homes 4 Rent (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with BofA Securities, Inc., J.P. Morgan Securities LLC and PNC Capital Markets LLC, as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which the Operating Partnership agreed to issue and sell $600,000,000 aggregate principal amount of the Operating Partnership’s 3.625% Senior Notes due 2032 (the “2032 Notes”) and $300,000,000 aggregate principal amount of the Operating Partnership’s 4.300% Senior Notes due 2052 (the “2052 Notes” and, together with the 2032 Notes, the “Notes”). The 2032 Notes will be issued at 97.517% of par value with a coupon of 3.625% per annum. The 2052 Notes will be issued at 97.237% of par value with a coupon of 4.300% per annum. Interest on the Notes is payable semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 2022. The 2032 Notes will mature on April 15, 2032, and the 2052 Notes will mature on April 15, 2052. The Operating Partnership estimates that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Operating Partnership, will be approximately $868.7 million. The offering is expected to close on April 7, 2022 subject to the satisfaction of customary closing conditions.
The offering was made pursuant to an automatic shelf registration statement filed with the Securities and Exchange Commission on June 17, 2020 (File
Nos. 333-239227
and
333-239227-01),
a base prospectus, dated June 17, 2020, and prospectus supplement, dated March 31, 2022, filed by the Operating Partnership with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).
The Operating Partnership intends to use the net proceeds from this offering to repay amounts outstanding on its revolving credit facility and any remaining net proceeds for general corporate purposes, including, without limitation, property acquisitions and developments, the expansion, redevelopment and/or improvement of existing properties in the Operating Partnership’s portfolio, other capital expenditures, the redemption of its Series F preferred shares, the redemption of its other preferred shares, the repayment of outstanding indebtedness, working capital and other general purposes.
The Operating Partnership made certain customary representations, warranties and covenants concerning the Company, the Operating Partnership and the registration statement in the Underwriting Agreement and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect of those liabilities.
A copy of the Underwriting Agreement is attached to this report as Exhibit 1.1 and incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 1.1.

Item 9.01.	Financial Statements and Exhibits.
(d)
Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 31, 2022, by and among American Homes 4 Rent, L.P. and BofA Securities, Inc., J.P. Morgan Securities LLC and PNC Capital Markets LLC, as representatives of the several Underwriters named therein.

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Notes.

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL documents).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2022		AMERICAN HOMES 4 RENT

	By:	/s/ Sara H. Vogt-Lowell
Sara H. Vogt-Lowell
Chief Legal Officer

Date: April 1, 2022		AMERICAN HOMES 4 RENT, L.P.

	By:	American Homes 4 Rent, its General Partner

	By:	/s/ Sara H. Vogt-Lowell
Sara H. Vogt-Lowell
Chief Legal Officer